November 29, 2005


Mail Stop 4561

VIA U.S. MAIL AND FAX (407)650-3669

C. Brian Strickland
Executive Vice President, Chief Financial Officer and Corporate Secretary
CNL Hotels & Resorts, Inc.
450 South Orange Avenue
Orlando, Florida 32801


Re:	CNL Hotels & Resorts, Inc.
	Form 10-K for Fiscal Year Ended
	December 31, 2004
	Filed March 16, 2005
	File No. 001-32254

Dear Mr. Strickland:

      We have completed our review of your Form 10-K and related filings and do not, at this time, have any further comments.


								Sincerely,



		Linda van Doorn
			Senior Assistant Chief Accountant


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Hewitt Associates, Inc.
December 28, 2004
Page 1